Exhibit 10.2

AMENDMENT

TO

J.B HUNT TRANSPORT SERVICES, INC.

THIRD AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN

The last sentence of Section 2.8 of the J.B. Hunt Transport Services, Inc. Third Amended and Restated Management Incentive Plan (the “Plan”) is hereby amended such that Section 2.8 of the Plan shall read in its entirety as follows:

2.8    LIMITATION OF PLAN BENEFITS. Plan Benefits granted to any Participant in any one year shall be limited to two percent (2%) of the total shares authorized for issuance under the Plan (i.e., 2% of 44,000,000). Subject to adjustment in accordance with Section 2.6, no Participant shall be granted, during any one (1) year, options to purchase Common Stock and stock appreciation rights with respect to more than 880,000 shares of Common Stock in the aggregate or any other awards with respect to more than 880,000 shares of Common Stock in the aggregate. Additionally, a non-employee director may not be granted awards with respect to Common Stock that has a fair market value (determined as of the date of grant) in excess of $500,000 in a single calendar year.

APPROVED by the Board of Directors of J.B. Hunt Transport Services, Inc. at a regular meeting of the Board of Directors duly called and held this 18th day of April, 2019.

 /s/ Jennifer R. Boattini

 Jennifer R. Boattini, Corporate Secretary